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                                                                     Exhibit 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 THE KNOT, INC.


                    (PURSUANT TO SECTIONS 242 AND 245 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)



                  The Knot, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

                  DOES HEREBY CERTIFY:

                  FIRST: The present name of this corporation is "The Knot, Inc." The name under which this corporation was originally incorporated was "Weddings.com, Inc." The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was May 2, 1996. The date of filing of the Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was April 27, 1998.

                  SECOND: This Amended and Restated Certificate of Incorporation (the "Restated Certificate") amends and restates in its entirety the present Amended and Restated Certificate of Incorporation by, among other things: (a) changing the authorized capital stock of this corporation so as to provide for 22,000,000 authorized shares of capital stock, consisting of 14,640,000 shares of common stock, each such share having a par value of $0.01, and 7,360,000 shares of preferred stock, each such share having a par value of $0.001, creating two series of such Preferred Stock, designated respectively, "Series A Preferred Stock" and "Series B Preferred Stock", with 3,360,000 shares of Series A Preferred Stock and 4,000,000 shares of Series B Preferred Stock, and (b) providing for the designations, powers, preferences and other rights, and qualifications, limitations and restrictions of such Preferred Stock.

                  RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

                                    ARTICLE I

                  The name of this corporation is The Knot, Inc.

                                   ARTICLE II

                  The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington County of New Castle. The name of its registered agent at such address is Corporation Trust Company.
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                                  ARTICLE III

                  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

                                   ARTICLE IV

                  A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is Twenty-two Million (22,000,000) shares of capital stock. Fourteen Million Six Hundred Forty Thousand (14,640,000) shares shall be Common Stock with a par value of $0.01 per share and Seven Million Three Hundred Sixty Thousand (7,360,000) shares shall be Preferred Stock with a par value of $0.001 per share.

                  B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock shall be divided into two series. The first series shall consist of 3,360,000 shares and is designated "Series A Preferred Stock." The second series shall consist of 4,000,000 shares and is designated "Series B Preferred Stock." The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock and the Series B Preferred Stock are as set forth below in this Article IV(B). No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock and any shares of Preferred Stock surrendered for conversion that would otherwise result in a fractional share shall be redeemed for the then fair market value thereof, as determined by this corporation's Board of Directors in good faith, payable as promptly as possible whenever funds are legally available therefor.

                           1. Dividend Provisions. The holders of shares of
Series A and B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.09 and $0.30 per share per annum, respectively, (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like), payable when, as, and if declared by the Board of Directors out of funds legally available therefor. Such dividends shall not be cumulative. The holders of the outstanding Series A and B Preferred Stock can waive, respectively, any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the Series A or B Preferred Stock, each voting separately as a series. Dividends if declared must be declared and paid on all of the Series A and B Preferred Stock, and if so declared on any of the Series A and B Preferred Stock, then any payment with respect to such dividends shall be made ratably among the holders of the Series A and B Preferred Stock in proportion to the dividend that each holder would have been entitled to receive. For any other dividends or distributions, Series A and Series B Preferred Stock shall participate with Common Stock on an as-converted basis.

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                           2. Liquidation Preference.

                                    (a) In the event of any liquidation,
dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A and B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of $1.172 and $3.75 for each outstanding share of Series A and B Preferred Stock, respectively, (the "Original Series A Issue Price" and "Original Series B Issue Price," respectively) plus declared but unpaid dividends on such shares (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). The Series A and B Preferred Stock shall rank pari passu as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A and B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A and B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                                    (b) Upon completion of the distribution
required by subsection 2(a), all of the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Series A and B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A and B Preferred Stock, respectively).

                                    (c) (i) For purposes of this Section 2, a
liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the then outstanding shares of Series A and B Preferred Stock shall determine otherwise with respect thereto, each voting separately as a series), (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; or
(B) a sale of all or substantially all of the assets of this corporation.

                                            (i) In any of such events, if the
consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                  (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                           (1) If traded on a securities exchange or through the
Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

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                           (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                           (3) If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of all then outstanding shares of each of the Series A and B Preferred Stock, each voting separately as a series, provided, however, in the event this corporation and the holders of the Series A and B Preferred Stock cannot mutually agree upon the valuation of the securities paid, this corporation shall promptly engage competent independent appraisers from a nationally recognized investment banking firm reasonably acceptable to this corporation and the holders of at least a majority of the then outstanding shares of each of the Series A and B Preferred Stock, each voting separately as a series, to determine the value of such securities paid.

                  (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the then outstanding shares of the Series A and B Preferred Stock, each voting separately as a series.

                                    (ii) In the event the requirements of this
subsection 2(c) are not complied with, this corporation shall forthwith either:

                  (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                  (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of each of the Series A and B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iii) hereof.

                                    (iii) This corporation shall give each
holder of record of the Series A and B Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten
(10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the then outstanding shares of the Series A and B Preferred Stock that are entitled to such notice rights or similar notice rights, each voting separately as a series.

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                           3. Redemption. Neither the Series A Preferred Stock
nor the Series B Preferred Stock is redeemable.

                           4. Conversion. The holders of the Series A and Series
B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                                    (a) Right to Convert. (i) Each share of
Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial conversion price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price (the "Series A Conversion Price"); provided, however, that the Series A Conversion Price for shall be subject to adjustment as set forth in subsection 4(d).

                                            (ii) Each share of Series B
Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Issue Price by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial conversion price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price (the "Series B Conversion Price"); provided, however, that the Series B Conversion Price shall be subject to adjustment as set forth in subsection 4(d).

                                    (b) Automatic Conversion. Each share of
Series A and B Preferred Stock shall automatically be converted into shares of Common Stock at the then in effect Series A Conversion Price and Series B Conversion Price, respectively, immediately upon the earlier of (I) this corporation's sale of its Common Stock in a firm commitment underwritten public offering led by a nationally recognized underwriter pursuant to a registration statement on Form S-1 or Form S-3 (or any successor forms thereto) under the Securities Act of 1933, as amended (the "Securities Act"), with a price per share greater than $7.50 (subject to adjustment in the same fashion as the conversion prices set forth in section 4(d)) and aggregate proceeds which exceed $10,000,000 (the "Qualified Public Offering") or (II) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A and B Preferred Stock, each voting separately as a series.

                                    (c) Mechanics of Conversion. Before any
holder of Series A or B Preferred Stock shall be entitled to convert the same into shares of Common Stock, pursuant to Section 4(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A or B Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable

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thereafter, issue and deliver at such office to such holder of Series A or B
Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A or B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering Series A or B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A or B Preferred Stock shall not be deemed to have converted such Series A or B Preferred Stock until immediately prior to the closing of such sale of securities.

                                    (d) Conversion Price Adjustments of
Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. Each of the Series A Conversion Price and the Series B Conversion Price shall be subject to adjustment from time to time as follows:

                                            (i) (A) If this corporation shall
issue, after the date upon which any shares of Series B Preferred Stock were first issued (the "Series B Issue Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A or B Conversion Price, as applicable, in effect immediately prior to the issuance of such Additional Stock, the conversion price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such conversion price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(i)(E)(1) or (2)) (but not including shares excluded from the definition of Additional Stock by Section 4(d)(ii)(B)) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such conversion price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(i)(E)(1) or (2)) (but not including shares excluded from the definition of Additional Stock by subsection 4(d)(ii)(B)) plus the number of shares of such Additional Stock.

                  However, the foregoing calculation shall not take into account shares deemed issued pursuant to Section 4(d)(i)(E) on account of options, rights or convertible or exchangeable securities (or the actual or deemed consideration therefor), except to the extent (i) such options, rights or convertible or exchangeable securities have been exercised, converted or exchanged or (ii) the consideration to be paid upon such exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock that has given rise to the conversion price adjustment being calculated. To the extent both the Series A and Series B Conversion Prices are adjusted, the Series A Conversion Price shall be adjusted first and the Series B Conversion Price shall be adjusted as set forth above and further adjusted by treating the additional shares of Common Stock issuable upon conversion of the Series A Preferred Stock as having been issued for zero consideration. To the extent the Series B Conversion Price is adjusted, the Series A Conversion Price shall be

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adjusted by treating the additional shares of Common Stock issuable upon conversion of the Series B Preferred Stock as having been issued for zero consideration and the Series B Conversion Price shall be further adjusted by treating the additional shares of Common Stock issuable upon conversion of the Series A Preferred Stock as having been issued for zero consideration; provided that the calculations required by this sentence shall be performed interactively until the incremental additional shares of Common Stock issuable upon conversion of the Series A or Series B Preferred Stock after such adjustment is less than 100 shares.

                  (B) No adjustment of the Series A or B Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 4(d)(i)(E)(3) and (4), no adjustment of such conversion price pursuant to this subsection 4(d)(i) shall have the effect of increasing the conversion price above the conversion price in effect immediately prior to such adjustment.

                  (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, in its good faith judgement, irrespective of any accounting treatment.

                  (E) In the case of the issuance (whether before, on or after the Series B Issue Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

                           (1) The aggregate maximum number of shares of Common
Stock deliverable upon exercise (to the extent then exerciseable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

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                           (2) The aggregate maximum number of shares of Common
Stock deliverable upon conversion of, or in exchange (to the extent then exerciseable) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

                           (3) In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), the Series A Conversion Price and the Series B Conversion Price, as applicable, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                           (4) Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price and the Series B Conversion Price, as applicable, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                           (5) The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

                                    (ii) "Additional Stock" shall mean any
shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation after the Series B Issue Date other than:

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                  (A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof; or

                  (B) up to 1,849,868 shares of Common Stock (as adjusted for any stock splits, combinations, recapitalizations or the like) (excluding shares repurchased at cost by this corporation in connection with the termination of service) issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation directly or pursuant to this corporation's stock option plan, as such plan may be amended from time to time, or any greater number of shares of Common Stock unanimously approved by the Board of Directors of this corporation.

                                            (iii) In the event this corporation
should at any time or from time to time after the Series B Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A and B Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

                                            (iv) If the number of shares of
Common Stock outstanding at any time after the Series B Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A and B Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

                                    (e) Other Distributions. In the event this
corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of each of the Series A and B Preferred Stock shall be entitled to receive a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series A or B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

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                                    (f) Recapitalizations. If at any time or
from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A and B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A and B Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A and B Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the conversion price then in effect for each of the Series A and B Preferred Stock and the number of shares purchasable upon conversion of the Series A and B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                                    (g) No Impairment. This corporation will
not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A and B Preferred Stock against impairment.

                                    (h) No Fractional Shares and Certificate as
to Adjustments.

                                            (i) No fractional shares shall be
issued upon the conversion of any share or shares of the Series A or B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half being rounded upward). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A or B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                                            (ii) Upon the occurrence of each
adjustment or readjustment of the Series A or B Conversion Price pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A or B Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A or B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the conversion price for such series of Preferred Stock at the time in effect, and
(C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A or B Preferred Stock.

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                                    (i) Notices of Record Date. In the event of
any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A or B Preferred Stock, as applicable, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                                    (j) Reservation of Stock Issuable Upon
Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A and B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A and B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A and B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A or B Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in its best efforts to obtain the requisite shareholder approval of any necessary amendment to this Restated Certificate.

                                    (k) Notices. Any notice required by the
provisions of this Section 4 to be given to the holders of shares of the Series A or B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of this corporation.

                           5.       Voting Rights.

                                    (a) General Voting Rights. Each holder of
shares of Series A and B Preferred Stock shall have the right to one vote for each share of Common Stock into which such shares of Series A and B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A and B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

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                                    (b) Voting for the Election of Directors.
The holders of the Series A Preferred Stock shall be entitled to elect one (1) director of this corporation at each annual election of directors; provided, however, in the event that the holders of the Series A Preferred Stock desire not to elect a director, the holders of the Series A Preferred Stock may appoint an observer to attend all meetings of the Board of Directors. The holders of the Series B Preferred Stock shall be entitled to elect one (1) director of this corporation at each annual election of directors, provided, however, in the event that the holders of the Series B Preferred Stock desire not to elect a director, the holders of the Series B Preferred Stock may appoint an observer to attend all meetings of the Board of Directors. The holders of the Common Stock shall be entitled to elect two (2) directors of this corporation at each annual election of directors. The holders of Preferred Stock and Common Stock, voting together as a single class, shall be entitled to elect one (1) director of this corporation at each annual election of directors; provided, however, that such director shall be an independent director nominated and unanimously approved by this corporation's Board of Directors.

                  In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

                           6.       Protective Provisions.

                                    (a) So long as any shares of Series A and B
Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Series A and B Preferred Stock, each voting separately as a series; provided, however, that with respect to subparagraphs (i) and (iii) set forth below, only the series of Preferred Stock which is or will be adversely affected by such action shall have the right to vote pursuant to this Section 6:

                                            (i) alter or change the rights,
preferences or privileges of the shares of Series A or B Preferred Stock so as to affect adversely any such shares;

                                            (ii) increase or decrease (other
than by conversion) the total number of authorized shares of Series A or B Preferred Stock;

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
                                            (iii) authorize or issue any,
obligate itself to issue any or reclassify any outstanding, equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series A or B Preferred Stock with respect to dividends, liquidation, redemption or voting;

                                            (iv) redeem, purchase or otherwise
acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series A or B Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

                                            (v) amend this corporation's
Restated Certificate or Bylaws;

                                            (vi) change the authorized number of
directors of this corporation;

                                            (vii) attempt to dissolve, liquidate
or wind up this corporation;

                                            (viii) hire or remove the Chief
Executive Officer of this corporation; or

                                            (ix) sell the Common Stock in a
registered offering other than the Qualified Public Offering.

                                    (b) So long as any shares of Series A
Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock:

                                    (i) sell, convey, or otherwise dispose of
all or substantially all of its property or business;

                                    (ii) merge into or consolidate with any
other corporation (other than a wholly-owned subsidiary of this corporation); or

                                    (iii) enter into any transaction or series
of related transactions in which fifty percent (50%) or more of the voting power of this corporation is transferred.

                           7. Status of Redeemed or Converted Stock. In the
event any shares of Series A or B Preferred Stock shall be converted pursuant to
Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. This Restated

Certificate shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

                  C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

                           1. Dividend Rights. Subject to the prior rights of
holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that no dividends shall be declared on the Common Stock during any year in which dividends have not been declared and paid on the Series A and B Preferred Stock.

                           2. Liquidation Rights. Upon the liquidation,
dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in subsection 2(b) of Article IV hereof.

                           3. Redemption. The Common Stock is not redeemable.

                           4. Voting Rights. The holder of each share of Common
Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                    ARTICLE V

                  Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

                                   ARTICLE VI

                  The number of directors of this corporation shall be five (5). Subject to Section 6(a)(vi) of Article IV, the number of directors may be changed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.


                                   ARTICLE VII

                  Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

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
                                  ARTICLE VIII

                  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

                                   ARTICLE IX

                  A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

                  Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Restated Certificate inconsistent with this Article IX, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

                                    ARTICLE X

                  This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

                  To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

                  Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other

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
person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

                                      * * *

                  THIRD: This Restated Certificate has been duly adopted, approved and declared advisable and in the best interest of this corporation by the Board of Directors of this corporation by written consent of the directors in lieu of a meeting thereof in accordance with the provisions of Sections 141(f), 242 and 245 of the General Corporation Law.

                  FOURTH: This Restated Certificate has been duly adopted and approved by the stockholders of this corporation by written consent of the stockholders in lieu of a meeting thereof in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law.

                  FIFTH: This Restated Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.



                  IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the President and Chief Executive Officer and the Secretary of this corporation on this 8th day of April, 1999.


                                        /S/ DAVID LIU
                                        Name:      David Liu
                                        Title:     President and Chief
                                                   Executive Officer


Attest:


/S/ MICHAEL WOLFSON
Name:      Michael Wolfson
Title:     Secretary


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